UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS
Under Section 12(b) or (g) of The Securities Exchange Act of 1934

ASIA PACIFIC ENTERTAINMENT, INC.
(Name of Small Business Issuer in its charter)

Nevada	0-28843	72-1530097
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2702-03 27/FL Goldlion Digital Network Center
138 Tiyu Road East Tian He
Guangzhou, PRC 510620
(Address of principal executive offices)

(8620) 3878-1568
(Issuer’s telephone number)

Securities to be registered under Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered under Section 12(g) of the Act:

Common Stock, par value $0.001
(Title of class)

Send Copies to:
Jared Febbroriello, Esq. LL.M.
JPF Securities Law, LLC
17111 Kenton Drive
Suite 100B
Cornelius, NC  28031
Phone: 704-897-8334
Fax: 888-608-5705
E-mail: jaredfebb@jpfsecurities.com

		Page

Item 1.	Description of Business	3
Item 1A.	Risk Factors

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	8
	Liquidity and Capital Resources

Item 3.	Description of Property	9

Item 4.	Security Ownership of Certain Beneficial Owners and Management	9
	Changes in Control

Item 5.	Directors, Executive Officers, Promoters and Control Persons	10
	Involvement in Certain Legal Proceedings

Item 6.	Executive Compensation	11

Item 7.	Certain Relationships and Related Transactions	11

Item 8.	Legal Proceedings	11

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	11

Item 10.	Recent Sales of Unregistered Securities	12

Item 11.	Description of Registrant’s Securities to be Registered	13
	Common Stock
	Voting Rights
	Dividend Rights
	Liquidation Rights
	Preemptive Rights
	Registrar and Transfer Agent

Item 12.	Indemnification of Directors and Officers	14

Item 13.	Financial Statements and Supplementary Data	14

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	14

Item 15.	Financial Statements and Exhibits	15

Signatures		16

Item 1. Description of Business

Business

Asia Pacific Entertainment, Inc. (formerly ePromo.com Inc.) (the “Company” or “ASPC”) was incorporated in the State of Nevada in the name of Tiberon Resources Ltd. on April 10, 1998. On August 11, 2000, the Company changed its name to “ePromo.com, Inc.” On April 30, 2007, the Company further changed its name to “Asia Pacific Entertainment, Inc.”

On May 31, 2007, ASPC completed a stock exchange transaction with the equity owners of Xi'an Si Jian Wen Hua Chuan Bo Co. Ltd. (“Si Jian”), whereby 40,000,000 shares of the Company’s common stock were issued to the equity owners of Si Jian in exchange for 100% of the equity ownership in Si Jian. Si Jian was organized and existing under the laws of the Peoples’ Republic of China (the “PRC”) on March 9, 2006.  As a result of the stock exchange, the former owners of Si Jian own approximately 98% of the issued and outstanding shares of the Company.

Si Jian is an integrative commercial platform of cultural entertainment and instruction in the People's Republic of China ("PRC"). Si Jian has focused on track record of organizing and investing in large cultural exchange activities between the United States and PRC since the inception. The target of Si Jian is to command first-class, proven international teams of artistic talents and experienced entertainment managers. Currently, all the activities hosted by Si Jian are in PRC.

With the termination of the original businesses of ePromo, all of ASPC’s businesses are now located in the People’s Republic of China.  Xian Shijian Wenhua Chuanbo, Inc. is a wholly-owned subsidiary of ASPC.

Business of Issuer

ASPC operates two business models.  These are Qin the Musical Dinner Show (Qin) and ASPCBox.com (ABOX), an online booking system.

Qin the Musical Dinner Show

The first of the Company’s two business models, Qin the Musical Dinner Show, is a live musical dinner show involving 300 performers on stage.  The show operates on a daily basis.  It was created and is produced by world-renowned musicians and artists, and it also includes a cast of international entertainment talents and veteran entertainment managers.

In Chinese, “Qin” refers to the first ever dynasty of China in its 2000-year history of nation-building. “Qin” is regarded by consensus to be the birth of a unified China. “Han” is the dominant race and civilization then and now. By reinvigorating a Chinese archetype of love and power, ASPC brings to vast numbers of tourism and entertainment consumers a signature product fusing ancient philosophy with contemporary sentiments, embracing eastern civilization with western production capabilities.

Xi’an is the birthplace of the Empire Qin. Historically, the E-Pang Gong Palace was the famous Palace of the Emperor Qin, one of the protagonists of the Show and historically the one who united China. The original Palace was burned down 2000 years ago. The current E-Pang Gong Palace, where “Qin” is staged, is the world’s largest and most complete group of architectural reconstruction of the original Palace. It is situated directly across from the original debris, and came into being in 1994 as a full-service theme park and quality holiday resort. Its size and elaborate details has made it an ideal site for filming and production by the entertainment industry.

The story of Qin is an archetypical narrative which on its own constitutes a brand. It is a Chinese obsession of responsibility towards the self and the community and the power one wields over one’s destiny. The performing style resurrects the lavish and aggressive Qin Empire style, contrasting the lavish and easy-go-happy Tang style—the current dominant performing style of musical shows in the same geographical market. Uniquely, Qin focuses on the creation of memorable songs and melodies, and offers unprecedented live excitement in fighting and dancing scenes with heavy use of spectacular special effects. The total stage area is over 10,000 square meters, where a cast of three hundred performers will reconstruct the grand war scenes of Qin.

The format of Qin will be that of a dinner show, where dining and refreshments are provided to the audience before the show begins. The Show is one hour and fifteen minutes in length and will be performed once daily.

To produce and maintain a show experience of high, consistent quality, Qin employs and partners with some of the most successful veteran talents and powerful entertainment companies across the United States, Canada, and China.  This all-star team includes Mr. Tim Williams, ASPC’s Music Director, who composes and orchestrates all the songs in Qin.  Mr. Williams is an award winning composer and orchestrator with veteran expertise in film scores, theater and live spectacular productions.  Mr. Williams actively works with entertainment industry giants including Warner Brothers, Universal Studios, Song Pictures, Disney, and the renowned London West End musical circles.

Mr. Peter McCoppin, “an internationally renowned conductor, broadcaster and communicator”, according to the National Speaker Bureau in Canada, and a figure chronicled by the Encyclopedia of Music in Canada and the online Wikipedia, is one of ASPC’s Art Consultants.  Mr. McCoppin has conducted most of Canada's major orchestras and ballet companies, and has also led the Canadian Opera Company on a tour of 17 U.S. states. He is currently Conductor Laureate of the Victoria Symphony.

ASPCBox.com

The second of the Company’s two business models, ABOX, is an online booking system developed to help consumers find and hire live entertainment for weddings, corporate events, private parties, nightclubs, fraternity functions, Bar Mitzvahs, grand openings, and other events.  It is the medium between live entertainment and the people who hire them, helping customers find quality entertainment for any even they may be having.  The Company has built up a database of over 3,000 musicians.  More recently, it has expanded its offerings to include other entertainment services such as comedians, dancers, caterers, photographers, etc.

ABOX is 100% owned by an publicly traded company, and its online booking system takes advantage of the Internet's ability to organize and connect the fragmented marketplace of musicians and entertainers into a searchable database that is consumer-focused, and easy-to-use.

The service collects a 10% commission fee each time it brokers a transaction between a buyer and seller of entertainment services.  The Company collects its fee from the seller.  In addition to booking commissions, ABOX earns revenue from corporate sponsorships of its bi-monthly newsletter.  This newsletter currently goes out to approximately 8,000 entertainers who have valid email addresses in the ABOX database.  Because of the large number of musicians receiving the newsletter, it is an effective means of advertising for music and entertainment companies.  An additional mailing is also sent each month to the brides/grooms, event planners, and club owners who have used its services.  Past sponsors of the newsletter include Greentree Financial Group., Inc. and Yamaha Piano Co.

ABOX provides an emphasis on music and entertainment.  By doing so, it offers significant advantages to all of its customers.  For example, only ABOX has developed an online bidding system which supplies customers with competitive bids from the entertainers.  In addition, only ABOX provides online press kits allowing customers to both hear and see entertainers before they hire them.  Online press kits contain biographies and full descriptions of the entertainers, color photos, audio and video samples, client testimonials, song lists, rates and prices, instrumentation, and musical genre.  The purpose of the press kit is to provide the customer with enough information about the performer to eliminate the need for an offline press kit to be sent in the mail (a process that can take several days and can become quickly outdated).  Eventually, the audio and video samples provided in the online press kit will also replace the need for a demo tape to be sent.  The entire demo tape will be accessed online.  This will become more plausible once broadband, or high speed Internet access, becomes more widespread.

The press kit also acts as a website or homepage for those entertainers who don’t already have one.  Groups are given a Web address.  Bands and entertainers can place these URLs on business cards, flyers, brochures, and other promotional material.  Besides helping the musicians, this also provides the added benefit of free branding of the ABOX name by being visible in the URL.

Entertainers are provided with usernames and passwords enabling them to update their press kits whenever necessary. By letting entertainers update this information themselves, it keeps the information accurate and current, while eliminating the need for ABOX employees to do the updates themselves. While the entertainers are updating their press kits, they also gain access to their control panel, a special screen showing statistics on their account. This information includes how often their press kits were viewed by others, as well as in which categories they were most often found (e.g. blues, top 25, etc.). This control panel also lets them update billing information, pager numbers, email addresses, category selection, audio & video samples, and username/passwords.

Out of all the requests ABOX receives, the largest component is live bands.  This is due in large part because ABOX has received the most publicity in this area.  It has been written up in musician magazines (e.g., China Music) as well as wedding magazines (e.g., Bride).  ABOX has established a market niche for itself in this area.

In addition to its primary revenue sources of booking commissions and corporate sponsorships, the Company also derives revenue through additional fee-based services it offers its entertainers.  This includes fees for digitizing the entertainers’ music into RealAudio or MP3 format, scanning press kit photos, and the selling of musician CDs on consignment. As the company grows and has additional resources, these secondary revenue streams will begin to take on an increasingly important role.

 Distribution Methods

Qin the Musical Dinner Show

Tickets for the dinner show are available at local, national and overseas travel agencies as part of a package or as a weekday or weekend outing choice. Consumers can also purchase the tickets at the Palace’s box office and other designated locations.

ASPCBox.com

When a customer visits the ABOX website, she types in her zip code, the event she is planning, and the type of entertainment she is seeking.  She is then immediately furnished with a list of entertainers in her area.  She can access online press kits where she listens to audio samples, watches video, reads biographies, and views client testimonials.  Next, she checks off the ones that interest her.  The customer then fills out a brief description of her event.  This description is referred to as an “ABOX request.”  Each entertainer selected by the customer then receives an “ABOX alert” email describing the customer’s event.  At this point, the identity of the customer has not been revealed, thus preventing the entertainer from bypassing our system and going directly to the customer.  The entertainers then each have an opportunity to submit a bid for the customer’s event.  Based on the bids received, the customer can then decide which entertainer she wishes to hire.  She can hire an entertainer on the spot, or she may contact the entertainers offline for further information to aid in her decision.  The day after the event, a follow-up email is sent to the customer inquiring whether any groups she contacted were hired.  Those that were are then invoiced for an amount equal to 10% of what they earned.  This commission is agreed to in advance by all entertainers who sign up with the ABOX website.

Competitive Business Conditions

Qin the Musical Dinner Show

ASPC’s competitive advantage lies in its ability to consolidate cultural and entertainment resources of the U.S. and China.  By localizing the global entertainment experiences, China and overseas’ consumers can enjoy a rich variety of entertainment experiences that are new and personally satisfying.

To survive in an industry that rewards creativity as well as business and marketing savvy, talents are critical.  This is what differentiates ASPC from its competitors.  ASPC employs and works with the best brains in the fields of creation, production and management.

In addition, ASPC is in the process of actively forming strategic alliances with other powerful players in China’s entertainment industry.  ASPC is under negotiation with one of the most high-powered and high-profile entertainment groups across the China mainland, Hong Kong and Taiwan—Yi Neng Entertainment, to jointly invest in and develop the musical dinner show.  Yi Neng originates in Hong Kong and has its background in the internationally popular celebrity Jackie Chan.  It encompasses many of the A-list artists and celebrities in Hong Kong, Taiwan and China.  Yi Neng has been actively exploring China’s entertainment industry and has set up several joint ventures with Chinese cultural and entertainment companies such as China Record Yi Neng.

Currently, the most popular and well-known cultural performance stages in Xi’an include Tan Music Palace, Shanxi Music & Dance Theater, and The Lotus Garden of Tang.  Many similar companies, such as the Canton International Summer Music Academy (CISMA) and The Beijing Music Festival (BMF), still focus on the number of customers they serve without giving sufficient consideration to the profitability of each customer.  In fact, when ASPC services are sold, a specific value is often assigned to current clients:  The larger the practice and the more profitable each client relationship, the more the business will sell for.

Unlike most of its competitors, ASPC is not a non-profit organization, which means almost all products of ASPC are more expensive than other companies because of high quality.

ASPCBox.com

Online competitor sites all connect buyers and sellers of services, however only ABOX provides the emphasis on music and entertainment. By doing so, it offers significant advantages to all of its customers.  For example, only ABOX provides online press kits allowing customers to both hear and see entertainers before they hire them.  Also, only ABOX has developed an online bidding system which supplies customers with competitive bids from the entertainers.  None of its competitors do.

The second tier of competition comes from wedding sites such as www.51hunyan.com and www.wed168.com, which focus on providing content on wedding planning but also have a section providing names and addresses of local merchants.  Again, because the information they provide is so limited, it is not any more useful than a phone book.  There are also approximately 2,843  traditional (offline) booking agents in the P.R.China.  They earn $ 1.923 billion annually.  Many have websites, but few, if any, offer the ability to book directly online.  These sites are more like corporate "brochures" and spotlight only a few of their big-name entertainers with little more than a phone number available for further information.  Also, these agents traditionally focus on high-end bookings, generally ignoring the vast market of individuals looking for bands for their weddings, private parties, fraternity dances, corporate Christmas parties, and high school proms.  These types of events make up the ABOX marketplace.  From the moment a person arrives at ABOX, she knows that the purpose of the site is to help her find and hire live entertainment for her next event.

Source and Availability of Raw Materials

We do not depend upon raw materials.

Dependence on One or a Few Customers

We do not depend on one or a few major customers.

Patents, Trademarks, Royalties, Etc.

Our operations are highly dependent upon patents.  We have taken the steps to secure and protect our copy right of music in the Dinner Show with a patent application, which is currently pending.

Government Approvals

The Issuer requires China governmental approval of the dinner show operation and it has been approved.

Existing or Probable Governmental Regulations

The company does not foresee any substantial changes that could adversely affect the business of the company at this time.

Number of Employees

The company currently has five full time paid employees and three part time paid consultants.

Periodic Reports and Available Information

We are filing this registration statement on a voluntary basis under Section 12(g) of the Securities Exchange Act of 1934. The effectiveness of this registration statement subjects us to the periodic reporting requirements imposed by Section 13(a) of the Securities Exchange Act.

We will electronically file with the Commission the following periodic reports:

·	Annual reports on Form 10;

·	Quarterly reports on Form 10;

·	Periodic reports on Form 8-K;

·	Annual proxy statements to be sent to our shareholders with the notices of our annual shareholders' meetings.

In addition to the above reports to be filed with the Commission, we will prepare and send to our shareholders an annual report that will include audited financial statements.

The public may read and copy any materials we file with the Commission at the Commission's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Also, the Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that electronically file reports with the Commission.

Quantitative and Qualitative Disclosures about Market Risk

We have no material exposure to interest rate changes.

Item 1A. Risk Factors

An investment in our common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Because our operating history is limited and the revenue and income potential of our business and markets are unproven, we cannot predict whether we will meet internal or external expectations of future performance.

We believe that our future success depends on our ability to significantly increase revenue from our operations, of which we have a limited history. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies with a limited operating history.

The Company’s future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in operations.  It is understood that many of the Company’s competitors have substantially greater resources to invest in technological improvements.  There can be no assurance that ASPC will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to its customers.

Our extremely limited operating history makes it difficult to evaluate our business and prospects

We incorporated our business in 2002 and have a limited operating history.  Accordingly, you have limited information about us with which to evaluate our business, strategies and performance, and an investment in our common stock.  We are deemed to be a development stage company in the early phases of operation and the likelihood of success must be considered in light of the many unforeseen costs, expenses, problems, difficulties and delays frequently associated with new ventures.

Because we currently depend on our ability to sign up new clients, a decline in demand for our products and services may harm our operating results

We presently expect to derive substantially all of our revenues from the marketing and sale of our computer services, online transactions and the dinner show.  The market may not demand, nor continue to demand our current services and we may not be successful in marketing any new or enhanced services.  Any reduction in the demand for our current services or our failure to successfully develop or market and introduce new or enhanced services could materially adversely affect our business, financial condition and results of operations.

If we lose key personnel, we maybe unable to successfully operate our business

We depend on the continued contributions of our executive officers and consultants to work effectively as a team, to execute our business strategy and to manage our personnel.  The loss of key personnel or their failure to work effectively could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to attract and retain additional qualified personnel, our future business may suffer

Our future business strategy will require us to attract and retain qualified marketing, technical, and administrative personnel.  We may experience difficulty in recruiting qualified personnel, which is an intensely competitive and time-consuming process.  We may not be able to attract and retain the necessary personnel to accomplish our business objectives as our business develops and grows.  Accordingly, we may experience constraints that will adversely affect our ability to satisfy future customer demand in a timely fashion or to support our customers and operations.  This could cause an adverse effect on our business, financial condition and results of operations.

Additional required capital may not be available

We are dependent upon the completion of this offering and application of the proceeds there from to proceed with our business in a meaningful way.  If the maximum number of shares being offered is sold, we will have sufficient capital to satisfy the estimated use of proceeds and attain our near term operating objectives for approximately six months.  If, however, less than the maximum number of shares is sold, we may have to seek an alternative source of financing.  If we do not generate adequate cash from operations to finance our business in the future, we will need to raise additional funds through public or private financing.  Selling additional stock could dilute the equity interests of our stockholders.  If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility.  We may not be able to obtain funds needed to finance our operations at all or maybe able to obtain them only on unattractive terms.

There is presently no public market for our common stock and investors have difficulty in selling their shares unless such a market is created

There has never been a public trading market in our common stock and no such trading market is expected to develop in the immediate future.  We are relying on certain exemptions from registration under the Securities Act of 1933, which will result in certain restrictions on the resale of our shares.  We are not obligated to repurchase any shares at the request of any holder thereof.  Further, we are not obligated to register our common stock under the Securities Act of 1933 or to otherwise contact market makers to create and maintain a market in our shares.  Our common stock is not a suitable investment for investors who require liquidity.  There can be no assurance that a significant public market for our securities will develop or be sustained following this offering.

We do not intend to pay dividends

We have never declared or paid any cash dividends on shares of our common stock.  We currently intend to retain our future earnings for growth and development of our business and, therefore, we do not anticipate paying any dividends in the foreseeable future.

Our executive officers, directors and principal stockholders own a significant percentage of our company and will be able to exercise significant influence over our company, which could have a material and adverse effect on the market price of our common stock

After this offering and assuming all of the shares of common stock to which this offering memorandum relates are issued, our executive officers and directors will together control approximately 88% of our outstanding common stock.  Thus, these stockholders, if they act together will, be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will continue to have significant influence over our affairs.  This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale and might affect the market price of our common stock.

Possible “Penny Stock” Regulation

When and if our common stock is traded in the public market, such trading maybe subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the penny stock rule.  A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers.  These may require a broker dealer to:

•	make a special suitability determination for purchasers of penny stocks;

•	receive the purchaser’s written consent to the transaction prior to the purchase; and

•	deliver to a prospective purchaser of a penny stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock.  Also, many prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Resale of our common stock maybe restricted or limited in certain jurisdictions

Although there has been no public market for our common stock, we intend to apply to have our shares quoted by the National Quotation Bureau “OTC Bulletin Board”  This requires an application by an authorized NASD broker-dealer prepared to act as a market maker for our shares.  There can be no assurance that we will find such a market maker or obtain a listing for our shares.  Any market that ultimately develops will most likely be a limited market and the trading price will most likely be volatile.  Although we are not required to place restrictive legends on certificates representing shares sold under this offering, we have not taken any steps to register our common stock for trading under any state securities or “blue sky” laws, or in any particular state.  Resale of our shares maybe made only after appropriate state registration or pursuant to an exemption from the securities requirements of a particular state.  We can give no assurance regarding the registration of our shares in any jurisdiction or the availability of any such exemption from registration.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

RESULTS OF OPERATIONS (March 31, 2008 and 2007 unaudited)

Revenues

None.

Cost of Sales

None.

Expenses

Operating expenses for the three months ended March 31, 2008 were $13,616, compared to the operating expenses of $43,849 for the three months ended March 31, 2007. The decrease in expenses during the first quarter of 2008 was primarily attributable to expenses control as a result of nil revenue. We have not established any source of revenue to cover our operating costs. Accordingly, we will offer noncash consideration and seek equity lines as a means of financing our operations.

We expect increases in expenses through the fiscal year 2008 as we move toward developing our business plan. In addition, we expect cash outlays for professional fees to increase to around $20,000 per year for compliance with the reporting requirements of the Securities and Exchange Commission once we file a registration statement to become a reporting company.

Income Taxes

We had no provision for income taxes for both three-month periods ended March 31, 2008 and 2007, due to our net loss.

If we incur losses, we may have a deferred tax asset. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, some portion or all of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment. We do not currently have any net deferred tax assets.

Income/Losses

Net loss for the three months ended March 31, 2008 decreased to $13,616, compared to the net loss of $43,849 for the same period ended March 31, 2007. The decrease during the first quarter of 2008 was due primarily to expenses control as a result of nil revenue. We have not established any source of revenue to cover our operating costs. Accordingly, we will offer noncash consideration and seek equity lines as a means of financing our operations.

Impact of Inflation

We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources

Cash flows used in operating activities were $15,208 for the three months ended March 31, 2008, compared to cash flows of $48,849 used in operating activities for the three months ended March 31, 2007. Cash flows used in operations during the three months ended March 31, 2008 were due primarily to the net loss of $13,616 and the increase in prepaid expenses by $2,124, partially offset by the increase in account payable of $490. Cash flows used in operations during the three months ended March 31, 2007 consisted of the net loss of $43,849 and the increase in prepaid expenses by $5,000.

Cash flows used in investing activities were $1,282 for the three months ended March 31, 2008 due primarily to the purchase of fixed assets. We had no cash flows from investing activities for the three months ended March 31, 2007.

Cash flows provided by financing activities for the three months ended March 31, 2008 and 2007 were $38,981 and $50,382, respectively, primarily attributable to the proceeds from shareholder loan.

RESULTS OF OPERATIONS (December 31, 2007 and 2006)

RESULTS OF OPERATIONS

Revenues

None.

Cost of Sales

None.

Expenses

Operating expenses for the year ended December 31, 2007 of $310,463 increased by $121,775, or % or 65%, compared to the operating expenses of $188,688 for the year ended December 31, 2006. The increase in expenses during these periods was primarily attributable to expenditures made for the dinner show and musical festival for services in the year ended December 31, 2007 whereas these were not applicable in the prior year.

We expect increases in expenses through the fiscal year 2008 as we move toward developing our business plan. In addition, we expect cash outlays for professional fees to increase to around $20,000 per year for compliance with the reporting requirements of the Securities and Exchange Commission once we file a registration statement to become a reporting company.

Income Taxes

We had no provision for income taxes for the year ended December 31, 2007 and 2006, due to our net loss.

If we incur losses, we may have a deferred tax asset. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, some portion or all of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment. We do not currently have any net deferred tax assets.

Income/Losses

Net loss for the year ended December 31, 2007 increased by $121,775, or 65% to $310,463, compared to the net loss for the year ended December 31, 2006. The reason for the increase is due to expenditures made for the dinner show and musical festival for services in the year ended December 31, 2007 whereas these were not applicable in the prior year.

Impact of Inflation

We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources

Cash flows provided by operating activities were $39,544 for the year ended December 31, 2007, compared to cash flows of $207,011 used in operating activities for the year ended December 31, 2006. Cash flows from operations during the year ended December 31, 2007 were due primarily to the common stock issuance for settlement of the shareholders loan, partially offset by the net loss of $310,463 and the increase in prepaid expenses by $24,448. Cash flows used in operations for the year ended December 31, 2006 were attributable to an increase in net losses and prepaid expenses.

There were no cash flows from financing activities for the years ended December 31, 2007 and 2006.

Cash flows used in financing activities for the year ended December 31, 2007 were $30,936, compared to cash flows of $205,597 provided by financing activities for the year ended December 31, 2006. Cash flows used during the year ended December 31, 2007 was due primarily to the repayment to shareholder loan. Cash flows from financing activities during the year ended December 31, 2006 were attributable to $62,344 in capital contributions and $143,253 in proceeds from shareholder loans.

Item 3. Description of Property

The Issuer’s corporate offices are located in a Class A commercial business complex in Guangzhou, P.R.China. ASPC leases 2000 square feet of space in one of the 30-story buildings located in the complex.  The offices consist of a reception area, conference room, show room and five individual offices.  The offices are leased through a local real estate management firm for a period of 60 months beginning April 2nd, 2007. Base rental expense was $25,787 during 2007 and is estimated to be $36,877 per year thereafter.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table shows information as of December 31, 2007 with respect to each beneficial owner of more than five percent of the Company’s Common Stock:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class
Guoqianq Zhan[1]	39,273,334	88.2%

The following table shows information as of December 31, 2007 with respect to each of the beneficial owners of the Company’s Common Stock by its executive officers, directors and nominee individually and as a group:

Name and Address	Position	Common Stock Beneficially Owned	Percent of Shares
Guoqianq Zhan 2702-03 27/FL Goldlion Digital Network Center 138 Tiyu Road East Tian He Guangzhou, PRC 510620	Chairman of the Board	39,273,334	88.2%
Xiaowei Li 2702-03 27/FL Goldlion Digital Network Center 138 Tiyu Road East Tian He Guangzhou, PRC 510620	Chief Financial Officer	0	0%
Huan Zheng 2702-03 27/FL Goldlion Digital Network Center 138 Tiyu Road East Tian He Guangzhou, PRC 510620	VP of Operations	0	0%
All officers and directors as a group (three persons)		39,273,334

Changes in Control

As of March 13, 2008 we have had no changes in control of management or directors.

Item 5. Directors, Executive Officers, Promoters and Control Persons

A list of current officers and directors appears above. The directors of the Company are elected annually by the shareholders. The officers serve at the pleasure of the board of directors. The directors do not receive fees or other remuneration for their services, but are reimbursed for their out-of-pocket expenses to attend board meetings. There are no employment contracts or any arrangements to compensate any officer who resigns, retires or is terminated or such occurs as a result of a change in control of the Company.

The principal occupation and business experience during at least the last five years for each of the present directors and executive officers of the Company are as follows:

Mr. Guoqiang Zhan, President and Chairman, Age 38

Mr. Zhan has been working in the managerial positions in the areas of marketing, administration, and live performance planning. In 2005, Mr. Zhan successfully organized a Gala Charity Dinner Show “Concert 2005—Supporting Beijing Olympics Construction” in China Hotel, a five-star Marriott alliance member in Guangzhou, China. His outstanding organizational and marketing expertise was instrumental to the success of the Gala Show and charity fund raise of RMB2 million from the show. In 2006, Mr. Zhan organized and produced 2006 New Year Celebration Concert—Sound of the Spirit in Shenyang, capital city of Liaoning province in China. The symphony concert was the hot topic of the media and gained the full support from the local government. Mr. Zhan is also associated with another publicly traded Company, Envirosafe, Inc. where he serves as director.

Ms. Xiaowei Li. Chief Financial Officer, Age 43.

Ms Li is the finance director of ASPC.  She is very familiar with Chinese accounting statutes and domestic tax laws and regulations.  She is also familiar with the overall account of the Company.  In addition, Ms. Li has more than 16 years of experience in accounting, audit and tax.  She used to work as a supervisor of financial audit and accounting at several companies.  In 1994, Ms. Li completed her study at Guangzhou Radio & TV University where she majored in financial accounting. She obtained her accountant qualification in 1997.

Ms. Huan Zheng. VP of Operations, Age 47.

Ms. Zheng obtained her BA degree from Guangzhou University. Since graduation, Ms. Zheng has been engaged in media management and marketing promotion in the cultural entertainment industry where she has experienced outstanding achievement. In 2005, Ms. Zheng successfully organized the promotion and media advertisement for the Golden Dragon Award Original Animation & Comic in Chinese (OACC) event held at the People’s Congress Hall in Beijing. Later on, with her comprehensive understanding in media analysis, planning and execution, Ms. Zheng served as director for projects such as promoting the pop music star, Mr. Zhenyu Zhang, and the famous Taiwanese animator, Mr. Youxiang Ao, and planning television production “Wulong Yard” and “The Lady Behind The Corrupt Official”, etc.  In addition to her achievements in media management and advertisement, Ms. Zheng has excellent performances in television direction and production. In 2005, Ms. Zheng participated in the creation of a cartoon named Tribal Fruit which became the first Chinese cartoon selected by The Disney Channel.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter or control persons of our company has been involved during the last five years in any of the following events that are material to an evaluation of his ability or integrity:

·	Bankruptcy petitions filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

·	Conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses).

·
Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring or suspending or otherwise limiting his involvement in any type of business, securities or banking activities, or

·
Being found by a court of competition jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodities Futures Trading Commission, or a state securities regulator to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

·
The entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Item 6. Executive Compensation

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Guoqianq Zhan, President and Chairman	2007	$ 0							$0
Xiaowei Li, CFO	2007	$26,000							$26,000
Huan Zheng, VP	2007	$16,000							$16,000

Item 7. Certain Relationships and Related Transactions

On May 30, 2007, the Company completed a stock exchange transaction with the equity owners of Si Jian and a total of 40,000,000 shares of common stock were issued.

On August 30, 2007, pursuant to a convertible promissory note, dated March 1, 2005, the Company issued 3,400,000 shares of its common stock to convert a shareholders loan of $340,000 to equity, at a price of $0.10 per share.

On December 11, 2007 a shareholder of the company paid expenses on behalf of the company.  The payment was recorded as paid in capital.

Item 8. Legal Proceedings

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company's or our company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The principal market for our common equity is the Pink Sheets.  As of December 31, 2007, there are 20 common stock shareholders of record in ASPC.  For each quarter of the last two years, the high and low prices for our common stock were as follows:

For the Quarter Ended	High[1]	Low[1]
March 31, 2008	0.25	0.12
December 31, 2007	0.51	0.25
September 30, 2007	0.65	0.30
June 30, 2007	4.00	0.32
March 31, 2007	0.60	0.20
December 31, 2006	0.40	0.40
September 30, 2006	0.48	0.32
June 30, 2006	0.80	0.10

[1] The source for this price information is www.pinksheets.com.

Stock Splits

On May 23, 2007, the Company effected a one-for-forty (1:40) reverse stock split of the outstanding shares of the Company’s common stock.  The number of outstanding shares of the Company’s common stock was reduced from 32,928,590 to 823,219 shares and par value of its common stock was unchanged at $0.001.

Stock Exchanges

Asia Pacific Entertainment, Inc. (formerly ePromo.com Inc.) (the “Company” or “ASPC”) was incorporated in the State of Nevada in the name of Tiberon Resources Ltd. on April 10, 1998. On August 11, 2000, the Company changed its name to “ePromo.com, Inc.” On April 30, 2007, the Company further changed its name to “Asia Pacific Entertainment, Inc.”

On May 31, 2007, ASPC completed a stock exchange transaction with the equity owners of Xi'an Si Jian Wen Hua Chuan Bo Co. Ltd. (“Si Jian”), whereby 40,000,000 shares of the Company’s common stock were issued to the equity owners of Si Jian in exchange for 100% of the equity ownership in Si Jian. Si Jian was organized and existing under the laws of the Peoples’ Republic of China (the “PRC”) on March 9, 2006.  As a result of the stock exchange, the former owners of Si Jian own approximately 98% of the issued and outstanding shares of the Company.

Si Jian is an integrative commercial platform of cultural entertainment and instruction in the People's Republic of China ("PRC"). Si Jian has focused on track record of organizing and investing in large cultural exchange activities between the United States and PRC since the inception. The target of Si Jian is to command first-class, proven international teams of artistic talents and experienced entertainment managers. Currently, all the activities hosted by Si Jian are in PRC.

The stock exchange transaction has been accounted for as a reverse acquisition and recapitalization of the Company whereby Si Jian is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer).  The accompanying condensed consolidated financial statements are in substance those of Si Jian, with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of stock exchange transaction.

With the termination of the original businesses of ePromo, all of ASPC’s businesses are now located in the People’s Republic of China.  Xian Shijian Wenhua Chuanbo, Inc. is a wholly-owned subsidiary of ASPC.

Secured Promissory Notes

On July 12, 2007, pursuant to a convertible promissory note, dated June 3, 2005, the Company issued 305,260 shares of its common stock to convert a shareholders loan of $26,000 to equity, at a price of $0.085 per share.

On August 30, 2007, pursuant to a convertible promissory note, dated March 1, 2005, the Company issued 3,400,000 shares of its common stock to convert a shareholders loan of $340,000 to equity, at a price of $0.10 per share.

Item 10. Recent Sales of Unregistered Securities

On May 30, 2007, the Company completed a stock exchange transaction with the equity owners of Si Jian and a total of 40,000,000 shares of common stock were issued. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

On July 12, 2007, pursuant to a convertible promissory note, dated June 3, 2005, the Company issued 305,260 shares of its common stock to convert a shareholders loan of $26,000 to equity, at a price of $0.085 per share. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

On August 30, 2007, pursuant to a convertible promissory note, dated March 1, 2005, the Company issued 3,400,000 shares of its common stock to convert a shareholders loan of $340,000 to equity, at a price of $0.10 per share. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

Item 11. Description of Registrant’s Securities to be Registered

Common Stock

Our company is authorized to issue 50,000,000 shares of common stock and 1,000,000 shares of preferred stock both with a $0.001 par value and as of December 31, 2007 we had 40,823,219 shares of common stock issued and outstanding and owned by 20 shareholders of record.  Of those 40,823,219 shares of common stock, 183,158 were free trading.  No preferred shares have been issued.

Voting Rights

Each outstanding share having voting rights shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of the shareholders. Except in the election of directors, as governed by the provisions of Article III of the bylaws, the vote of a majority of the shares voted on any matter at a meeting of shareholders which a quorum is present shall be act of the shareholders on that matter, unless the vote of a greater number is required by law or by the charter or by bylaws adopted by the shareholders of this Corporation.

The holders of each class of Preferred Stock shall have one vote for each full share of Common Stock into which a share of such class would be convertible on the record date for the vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

Dividend Rights

Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors out of funds of the company legally available thereof.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the assets of the Corporation available for distribution to its stockholders shall be distributed as follows:

The holders of the Convertible Preferred shall be entitled to receive, prior to the holders of the other classes of Preferred Stock and prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any other shares of stock of the corporation by reason of their ownership of such stock, an amount equal to $1.00 per share with respect to each share of Class A Convertible Preferred.

If upon occurrence of a Liquidation the assets and funds thus distributed among the holders of the Convertible Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Convertible Preferred ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

After payment of the full amounts to the holders of Convertible Preferred as set forth above in paragraph (1), any remaining assets of the Corporation shall be distributed pro rata to the holders of the Preferred Stock and Common Stock (in the case of the Preferred Stock, on an "as converted" basis into Common Stock).

Preemptive Rights

Holders of common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the Company.

Registrar and Transfer Agent

Guardian Registrar & Transfer, Inc., 7951 Southwest Sixth Street, Suite 216, Plantation, Florida 33324 is our transfer agent and registrar of our common stock. Its telephone number is (727) 289-0069.

Item 12. Indemnification of Directors and Officers

The Corporation will indemnify to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as in effect at the time of the determination, any current or former director or officer of the Corporation who was or is a party or is threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that the person is or was a director, officer, employee, or agent of the Corporation, or any of its subsidiaries, against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the director or officer in connection with such proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed was in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, the director or officer, in addition, had no reasonable cause to believe that the director’s or officer’s conduct was unlawful; provided, however, that the Corporation will not be required to indemnify any director or officer in connection with any proceeding (or part thereof): (i) initiated by such person or any proceeding by such person against the Corporation or its directors, officers, employees or other agents, or (ii) charging improper personal benefit to the director or officer in which the director or officer is adjudged liable on the basis that personal benefit was improperly received by the director or officer unless and only to the extent that the court conducting such proceeding or any other court of competent jurisdiction determines upon application that, despite the adjudication of liability, the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, unless: (A) such indemnification is expressly required to be made by law; (B) the proceeding was authorized by the Board of Directors of the Corporation; or (C) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under Title 7 of the  Nevada Revised Statutes pertaining to Chapter 78 of the Nevada Revised Statutes. The rights of indemnification provided in this Item 4 will be in addition to any rights to which any such person may otherwise be entitled under any certificate or articles of incorporation, bylaw, agreement, statute, policy of insurance, vote of stockholders or Board of Directors, or otherwise, which exists at or subsequent to the time such person incurs or becomes subject to such liability and expense.

Item 13. Financial Statements and Supplementary Data

An unaudited balance sheet as of March 31, 2008, unaudited statements of operations for the three months ended March 31, 2008 and since March 9, 2006 (inception), an unaudited statement of stockholders’ equity (deficit) as of March 31, 2008, and unaudited statements of cash flows for the three months ended March 31, 2008 and 2007 and since March 9, 2006 (inception) are filed at the end of this Form 10.  Also filed at the end of this Form 10 are balance sheets as of December 31, 2007 and 2006, statements of operations for the years ending December 31, 2007 and 2006 and since March 9, 2006 (inception), statements of stockholder’s equity (deficit) as of December 31, 2007 and 2006, and statements of cash flows for the years ending December 31, 2007 and 2006 and since March 9, 2006 (inception).

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

During the past five fiscal years or any later interim period our principal independent accountant has neither resigned, declined to stand for re-election, nor been dismissed by our directors.

Item 15. Financial Statements and Exhibits

Set forth below are the following combined financial statements for our company for the years ended December 31, 2007 and 2006 and the three months ended March 31, 2008 and 2007 (unaudited):

Index to Exhibits

The following exhibits are filed as a part of this Form 10 Registration Statement:

Exhibit No.	Description
3.1	Articles of Incorporation of Asia Pacific Entertainment, Inc.
3.1a	Amendment To Articles of Incorporation of Asia Pacific Entertainment, Inc.
3.1b	Amendment To Articles of Incorporation of Asia Pacific Entertainment, Inc.
3.2	Bylaws of Asia Pacific Entertainment, Inc.
4	Form of Stock Certificate
10.1	Promissory Note dated June 3, 2005
10.2	Promissory Note dated March 1, 2005

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ASIA PACIFIC ENTERTAINMENT, INC.

By:	/s/ Guoqiang Zhan
Guoqianq Zhan, Chairman of the Board
June 5, 2008

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Asia Pacific Entertainment, Inc and Subsidiary
(A Development Stage Company)
Unaudited Consolidated Balance Sheet
As of March 31, 2008 and December 31, 2007

ASSETS	March 31 2008	December 31 2007
CURRENT ASSETS
Cash and cash equivalents	$-	$-
TOTAL CURRENT ASSETS	-	-

FIXED ASSETS, NET	1,240	-

OTHER ASSETS
Prepaid expenses	$84,895	$82,771
TOTAL OTHER ASSETS	84,895	82,771

TOTAL ASSETS	$86,135	$82,771

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Other payables	$8,945	$8,455
Due to shareholders	177,298	138,317
TOTAL CURRENT LIABILITIES	186,243	146,772

TOTAL LIABILITIES	186,243	146,772

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $.01 par value, 1,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, $.001 par value, 50,000,000 shares authorized,
44,528,479 issued and outstanding	44,528	44,528
Additional paid in capital	397,816	397,816
Accumulated other comprehensive income	(29,685)	(7,194)
Retained earnings (deficit)	(512,767)	(499,151)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(100,108)	(64,001)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$86,135	$82,771

The accompanying notes are an integral part of these financial statements.

Asia Pacific Entertainment, Inc and Subsidiary
(A Development Stage Company)
Unaudited Consolidated Statements of Operation
For the Three Months Ended March 31, 2008 and 2007

			Cumulative Amount
			Cumulative Amount
			from March 9, 2006
	For the three months ended		(inception) to
	March 31, 2008	March 31, 2007	March 31, 2008
REVENUES
Sales	$ -	$ -	$ -
Cost of sales	-	-	-
GROSS PROFIT	-	-	-

OPERATING EXPENSES
Selling, general, and administrative	13,616	43,849	512,767
TOTAL OPERATING EXPENSES	13,616	43,849	512,767

OPERATING INCOME (LOSS)	(13,616)	(43,849)	(512,767)

Non-business expenditure
NET INCOME (LOSS) BEFORE TAXES	(13,616)	(43,849)	(512,767)

INCOME TAX EXPENSE	-	-	-

NET INCOME (LOSS)	(13,616)	(43,849)	(512,767)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation (loss) gain	(22,491)	(1,533)	(29,685)

COMPREHENSIVE INCOME (LOSS)	$ (36,107)	$ (45,382)	$ (542,452)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	44,528,479	263,186

NET LOSS PER COMMON SHARE
Basic	**	$ (0.17)

The accompanying notes are an integral part of these financial statements.

Asia Pacific Entertainment, Inc and Subsidiary
(A Development Stage Company)
Unaudited Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2008 and 2007

			Cumulative Amount
			from March 9, 2006
	For the three months ended		(inception) to
	March 31, 2008	March 31, 2007	March 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(13,616)	$(43,849)	$(512,767)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	42	-	42
Common stock issued for settlement of shareholders loan	-	-	366,000
Prepaid expenses	(2,124)	(5,000)	(44,895)
Accounts payable	490	-	8,945
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(15,208)	(48,849)	(182,675)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(1,282)	-	(1,282)
NET CASH USED IN FINANCING ACTIVITIES	(1,282)	-	(1,282)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from shareholder loan	38,981	50,382	182,234
Repayment of shareholder loan	-	-	(30,936)
Capital contribution from stockholders	-	-	62,344
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	38,981	50,382	213,642

FOREIGN CURRENCY TRANSLATION	(22,491)	(1,533.00)	(29,685.00)

NET INCREASE IN CASH AND CASH EQUIVALENTS	-	-	-

CASH AND CASH EQUIVALENTS:
Beginning of period	-	-	-
End of period	-	-	$-

SUPPLEMENTAL CASH FLOW INFORMATION:
Common stock issued for settlement of shareholders loan	-	-	$366,000

The accompanying notes are an integral part of these financial statements.

Asia Pacific Entertainment, Inc and Subsidiary
(A Development Stage Company)
Unaudited Consolidated Statement of Equity (Deficit)
For the three months Ended March 31, 2008

					Additional	Accumulated	Retained	Total
	Common Stock		Preferred Stock		Paid-in	Other Comprehensive	Earnings	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Income (Deficit)	(Deficit)	(Deficit)

Balance, January 1, 2006	10,268	$10	-	$-	$(10)		$(26,000)	$(26,000)

Capital Contribution					62,344			62,344

Foreign currency translations adjustment						1,414		1,414

Net (loss)							(188,688)	(188,688)

Balance, December 31, 2006	10,268	$10	-	$-	$62,334	$1,414	$(214,688)	$(150,930)

Recapitalization of equity due to reverse merger	812,951	813			(26,813)		26,000	$-

Issuance of new shares in reverse acquisition	40,000,000	40,000			(40,000)			$-

Conversion of debt-to-equity	305,260	305			25,695			26,000

Conversion of debt-to-equity	3,400,000	3,400			336,600			340,000

Capital contribution					40,000			40,000

Foreign currency translations adjustment						(8,608)		(8,608)

Net (loss)							(310,463)	(310,463)

Balance, December 31, 2007	44,528,479	$44,528	-	$-	$397,816	$(7,194)	$(499,151)	$(64,001)

Foreign currency translations adjustment						(22,491)

Net (loss)							(13,616)

Balance, March 31, 2008	44,528,479	$44,528	-	$-	$397,816	$(29,685)	$(512,767)	$(100,108)

The accompanying notes are an integral part of these financial statements.

ASIA PACIFIC ENTERTAINMENT, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

NOTE－1	BASIS OF PRESENTATION

The Company has not earned any revenue from operations.  Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Financial Accounting Standards Board Statement No. 7 (“SFAS 7”).  Among the disclosures required by SFAS 7 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity and cash flows disclose activity since the date of the Company’s inception.

NOTE－2	ORGANIZATION AND BUSINESS BACKGROUND

Asia Pacific Entertainment, Inc. (formerly ePromo.com Inc.) (the “Company” or “ASPC”) was incorporated in the State of Nevada in the name of Tiberon Resources Ltd. on April 10, 1998. On August 11, 2000, the Company changed its name to “ePromo.com, Inc.” On April 30, 2007, the Company further changed its name to “Asia Pacific Entertainment, Inc.”

On May 31, 2007, ASPC completed a stock exchange transaction with the equity owners of Xi'an Si Jian Wen Hua Chuan Bo Co. Ltd. (“Si Jian”), whereby 40,000,000 shares of the Company’s common stock were issued to the equity owners of Si Jian in exchange for 100% of the equity ownership in Si Jian. Si Jian was organized and existing under the laws of the Peoples’ Republic of China (the “PRC”) on March 9, 2006.  As a result of the stock exchange, the former owners of Si Jian own approximately 98% of the issued and outstanding shares of the Company.

Si Jian is an integrative commercial platform of cultural entertainment and instruction in the People's Republic of China ("PRC"). Si Jian has focused on track record of organizing and investing in large cultural exchange activities between the United States and PRC since the inception. The target of Si Jian is to command first-class, proven international teams of artistic talents and experienced entertainment managers. Currently, all the activities hosted by Si Jian are in PRC.

The stock exchange transaction has been accounted for as a reverse acquisition and recapitalization of the Company whereby Si Jian is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer).  The accompanying condensed consolidated financial statements are in substance those of Si Jian, with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of stock exchange transaction.

ASPC and Si Jian are hereinafter referred to as (the “Company”).

NOTE－3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

●	Basis of presentation

These accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

●	Use of estimates

In preparing these condensed consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses during the period reported.  Actual results may differ from these estimates.

●	Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, Si Jian.

All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

●	Impairment of long-lived assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of assets to estimated discounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. There has been no impairment as of March 31, 2008.

●	Revenue recognition

The company records revenue when it is earned and measurable. In accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

●	Income taxes

The Company accounts for income taxes under the Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes" "Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There were no current or deferred income tax expense or benefits due to the Company not having any material operations for the period ended March 31, 2008.

●	Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

●	Net income per share

The Company calculates net income per share in accordance with SFAS No. 128, “Earnings per Share”.  Basic net income per share is computed by dividing the net income by the weighted-average number of common shares outstanding during the three months. Diluted net income per share is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

●	Foreign currencies translation

The reporting currency of the Company is the United States dollar (“U.S. dollars”). Transactions denominated in currencies other than U.S. dollar at the average rate for the period.  Monetary assets and liabilities denominated in currencies other than U.S. dollar are translated into U.S. dollar at the rates of exchange ruling at the balance sheet date.  The resulting exchange differences are recorded in the other expenses in the condensed consolidated statement of operation and comprehensive income.

The Company’s subsidiary maintains its books and records in its local currency, the Renminbi Yuan (“RMB”), which is functional currency as being the primary currency of the economic environment in which its operations are conducted. In general, for consolidation purposes, the Company translates the subsidiary’s assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the

ASIA PACIFIC ENTERTAINMENT, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

NOTE－3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – cont’d

●	Foreign currencies translation-cont’d

balance sheet date, and the statement of operations is translated at average exchange rates during the reporting period.  Adjustments resulting from the translation of the subsidiary’s financial statements are recorded as accumulated other comprehensive income.

●	Fair value of financial instruments

The Company values its financial instruments as required by SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of amounts that the Company could realize in a current market exchange.

The Company’s financial instruments primarily include cash and cash equivalents, copy rights, and accounts payable.

As of the balance sheet date, the estimated fair values of financial instruments were not materially different from their carrying values as presented due to short maturities of these instruments.

•	Related Parties

Related parties, which can be a corporation, individual, investor or another entity are considered to be related if the party has the ability, directly or indirectly, to control the other party or exercise significant influence over the Company in making financial and operating decisions.  Companies are also considered to be related if they are subject to common control or common significant influence.  The Company has these relationships.

●	Fair Value Accounting

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”).  FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  The provisions of FAS 157 were adopted January 1, 2008.  In February 2008, the GASB staff issued Staff Position No. 157-2 “Effective Date of FASB Statement 157” (“FSP FAS 157-2”).  FSP FAS 157-2 delayed the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The provisions of FSP FAS 157-2 are effective for the Company’s fiscal year beginning January 1, 2009.  FAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy under FAS 157 are described below:

●	Fair Value Accounting-cont’d

Level 1Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities

Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity)

As of March 31, 2008, the Company has no financial assets or liabilities.

●	Recently issued accounting standards

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its consolidated financial condition or the results of its consolidated operations.

In September 2006, the FASB issued SFAS No.157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 will be effective for the Company starting January 1, 2008. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company is currently evaluating the impact of SFAS 157 on its consolidated financial position, cash flows and results of operations.

On February 15, 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (“SFAS 159”). This standard permits an entity to measure financial instruments and certain other items at estimated fair value. Most of the provisions of SFAS No. 159 are elective; however, the amendment to FASB No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities that own trading and available-for-sale securities. The fair value option created by SFAS 159 permits an entity to measure eligible items at fair value as of specified election dates. The fair value option (a) may generally be applied instrument by instrument, (b) is irrevocable unless a new election date occurs, and (c) must be applied to the entire instrument and not to only a portion of the instrument. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity (i) makes that choice in the first 120 days of that year, (ii) has not yet issued financial statements for any interim period of such year, and (iii) elects to apply the provisions of FASB 157. Management is currently evaluating the impact of SFAS 159, if any, on the Company’s financial statements.

ASIA PACIFIC ENTERTAINMENT, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

NOTE－3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – cont’d

●	Recently issued accounting standards-cont’d

In December 2007, the FASB issued two new statements: (a.) SFAS No. 141 (revised 2007), Business Combinations, and (b.) No. 160, Noncontrolling Interests in Consolidated Financial Statements.  These statements are effective for fiscal years beginning after December 15, 2008 and the application of these standards will improve, simplify and converge internationally the accounting for business combinations and the reporting of noncontrolling interests in consolidated financial statements.  The Company is in the process of evaluating the impact, if any, on SFAS 141 (R) and SFAS 160 and does not anticipate that the adoption of these standards will have any impact on its consolidated financial statements.

(a.)  SFAS No. 141 (R) requires an acquiring entity in a business combination to : (i) recognize all (and only) the assets acquired and the liabilities assumed in the transaction, (ii) establish an acquisition-date fair value as the measurement objective for all assets acquired and the liabilities assumed, and (iii) disclose to investors and other users all of the information they will need to evaluate and understand the nature of, and the financial effect of, the business combination, and, (iv) recognize and measure the goodwill acquired in the business combination or a gain from a bargain purchase.

(b.)  SFAS No. 160 will improve the relevance, comparability and transparency of financial information provided to investors by requiring all entities to: (i) report noncontrolling (minority) interests in subsidiaries in the same manner, as equity but separate from the parent’s equity, in consolidated financial statements, (ii) net income attributable to the parent and to the non-controlling interest must be clearly identified and presented on the face of the consolidated statement of income, and (iii) any changes in the parent’s ownership interest while the parent retains the controlling financial interest in its subsidiary be accounted for consistently.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, “Disclosures about Derivative Instruments and Hedging Activities”, an amendment of FASB Statement No. 133 (“SFAS No. 161”).  The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows.  It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  The Company does not believe that SFAS No. 161 will have a material impact on its financial statements.

NOTE－4	PREPAID EXPENSES

The balance of prepaid expenses represented the amount the Company paid in advance in connection with the dinner show projects, including the fees to music composition, score compilation, recording and story book. The prepaid expenses will be amortized on the straight-line basis over the life of the 2009 dinner show project, which is expected to be several months.

NOTE－5	GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not established any source of revenue to cover its operating costs.  The Company will engage in very limited activities without incurring any liabilities that must be satisfied in cash until a source of funding is secured.  The Company will offer noncash consideration and seek equity lines as a means of financing its operations.  If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

NOTE－6	RELATED PARTY TRANSACTIONS

A shareholder of the Company has paid expenses on behalf of the Company in exchange for a payable bearing no interest and due on demand.  Amounts payable to the shareholder at March 31, 2008 was $177,298.

ASIA PACIFIC ENTERTAINMENT, INC.
(FORMERLY EPROMO.COM INC.)

Asia Pacific Entertainment, Inc and Subsidiary
Unaudited Consolidated Balance Sheet
As of December 31, 2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$-
TOTAL CURRENT ASSETS	-

OTHER ASSETS
Copy Rights	$82,771
TOTAL OTHER ASSETS	82,771

TOTAL ASSETS	$82,771

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$8,455
Due to shareholders	138,317
TOTAL CURRENT LIABILITIES	146,772

TOTAL LIABILITIES	146,772

STOCKHOLDERS' (DEFICIT)
Preferred stock, $.01 par value, 1,000,000 shares authorized,
none issued and outstanding	-
Common stock, $.001 par value, 50,000,000 shares authorized,
44,528,479 issued and outstanding	44,528
Additional paid in capital	423,816
Accumulated other comprehensive income	(7,194)
Retained (deficit)	(525,151)
TOTAL STOCKHOLDERS' (DEFICIT)	(64,001)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$82,771

The accompanying notes are an integral part of these financial statements.

Asia Pacific Entertainment, Inc and Subsidiary
Unaudited Consolidated Statements of Operations
For the Years Ended December 31, 2007 and 2006

	For the years ended December 31,
	2007	2006
REVENUES
Sales	$ -	$ -
Cost of sales	-	-
GROSS PROFIT	-	-

OPERATING EXPENSES
Selling, general, and administrative	310,463	188,688
TOTAL OPERATING EXPENSES	310,463	188,688

OPERATING (LOSS)	(310,463)	(188,688)

Non-business expenditure	-	-
NET (LOSS) BEFORE TAXES	(310,463)	(188,688)

INCOME TAX EXPENSE	-	-

NET (LOSS)	(310,463)	(188,688)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation (loss) gain	(8,608)	1,414

COMPREHENSIVE (LOSS)	$ (319,071)	$ (187,274)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	25,292,332	10,268

NET LOSS PER COMMON SHARE
Basic	$ (0.01)	$ (18.24)

The accompanying notes are an integral part of these financial statements.

Asia Pacific Entertainment, Inc and Subsidiary
Unaudited Consolidated Statements of Cash Flows
For the Years Ended December 31, 2007 and 2006

	For the years ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(310,463)	$(188,688)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for settlement of shareholders loan	366,000
Accounts payable	8,455	-
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	63,992	(188,688)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of copy rights	(24,448)	(18,323)
NET CASH USED IN FINANCING ACTIVITIES	(24,448)	(18,323)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from shareholder loan	-	143,253
Repayment of shareholder loan	(30,936)	-
Capital contribution from stockholders	-	62,344
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(30,936)	205,597

FOREIGN CURRENCY TRANSLATION	(8,608)	1,414

NET INCREASE IN CASH AND CASH EQUIVALENTS	-	-

CASH AND CASH EQUIVALENTS:
Beginning of period	-	-
End of period	$-	$-

SUPPLEMENTAL CASH FLOW INFORMATION:
Common stock issued for settlement of shareholders loan	$366,000	$-

The accompanying notes are an integral part of these financial statements.

Asia Pacific Entertainment, Inc and Subsidiary
Unaudited Consolidated Statement of Equity (Deficit)
For the Years Ended December 31, 2007 and 2006

					Additional	Accumulated	Retained	Total
	Common Stock		Preferred Stock		Paid-in	Other Comprehensive	Earnings	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Income (Deficit)	(Deficit)	(Deficit)

Balance, January 1, 2006	10,268	$10	-	$-	$(10)		$(26,000)	$(26,000)

Capital Contribution					62,344			62,344

Foreign currency translations adjustment						1,414		1,414

Net (loss)							(188,688)	(188,688)

Balance, December 31, 2006	10,268	$10	-	$-	$62,334	$1,414	$(214,688)	$(150,930)

Recapitalization of equity due to reverse merger	812,951	813			(813)			$-

Issuance of new shares in reverse acquisition	40,000,000	40,000			(40,000)			$-

Conversion of debt-to-equity	305,260	305			25,695			26,000

Conversion of debt-to-equity	3,400,000	3,400			336,600			340,000

Capital Contribution					40,000			40,000

Foreign currency translations adjustment						(8,608)		(8,608)

Net (loss)							(310,463)	(310,463)

Balance, December 31, 2007	44,528,479	$44,528	0	$-	$423,816	$(7,194)	$(525,151)	$(64,001)

The accompanying notes are an integral part of these financial statements.

ASIA PACIFIC ENTERTAINMENT, INC.
(FORMERLY EPROMO.COM INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006
(Currency expressed in United States Dollars (“US$”))

NOTE－1	BASIS OF PRESENTATION

The Company has not earned any revenue from operations.  Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Financial Accounting Standards Board Statement No. 7 (“SFAS 7”).  Among the disclosures required by SFAS 7 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity and cash flows disclose activity since the date of the Company’s inception.

NOTE－2	ORGANIZATION AND BUSINESS BACKGROUND

Asia Pacific Entertainment, Inc. (formerly ePromo.com Inc.) (the “Company” or “ASPC”) was incorporated in the State of Nevada in the name of Tiberon Resources Ltd. on April 10, 1998. On August 11, 2000, the Company changed its name to “ePromo.com, Inc.” On April 30, 2007, the Company further changed its name to “Asia Pacific Entertainment, Inc.”

On May 31, 2007, ASPC completed a stock exchange transaction with the equity owners of Xi'an Si Jian Wen Hua Chuan Bo Co. Ltd. (“Si Jian”), whereby 40,000,000 shares of the Company’s common stock were issued to the equity owners of Si Jian in exchange for 100% of the equity ownership in Si Jian. Si Jian was organized and existing under the laws of the Peoples’ Republic of China (the “PRC”) on March 9, 2006.  As a result of the stock exchange, the former owners of Si Jian own approximately 98% of the issued and outstanding shares of the Company.

Si Jian is an integrative commercial platform of cultural entertainment and instruction in the People's Republic of China ("PRC"). Si Jian has focused on track record of organizing and investing in large cultural exchange activities between the United States and PRC since the inception. The target of Si Jian is to command first-class, proven international teams of artistic talents and experienced entertainment managers. Currently, all the activities hosted by Si Jian are in PRC.

The stock exchange transaction has been accounted for as a reverse acquisition and recapitalization of the Company whereby Si Jian is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer).  The accompanying condensed consolidated financial statements are in substance those of Si Jian, with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of stock exchange transaction.

ASPC and Si Jian are hereinafter referred to as (the “Company”).

NOTE－3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

•	Basis of presentation

These accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

•	Use of estimates

In preparing these condensed consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses during the period reported.  Actual results may differ from these estimates.

•	Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, Si Jian.

All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

•	Impairment of long-lived assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of assets to estimated discounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. There has been no impairment as of December 31, 2007.

•	Revenue recognition

The company records revenue when it is earned and measurable. In accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

•	Income taxes

The Company accounts for income taxes under the Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes" "Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There were no current or deferred income tax expense or benefits due to the Company not having any material operations for the period ended December 31, 2007.

•	Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

•	Net income per share

The Company calculates net income per share in accordance with SFAS No. 128, “Earnings per Share”.  Basic net income per share is computed by dividing the net income by the weighted-average number of common shares outstanding during the three months. Diluted net income per share is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

•	Foreign currencies translation

The reporting currency of the Company is the United States dollar (“U.S. dollars”). Transactions denominated in currencies other than U.S. dollar at the average rate for the period.  Monetary assets and liabilities denominated in currencies other than U.S. dollar are translated into U.S. dollar at the rates of exchange ruling at the balance sheet date.  The resulting exchange differences are recorded in the other expenses in the condensed consolidated statement of operation and comprehensive income.

The Company’s subsidiary maintains its books and records in its local currency, the Renminbi Yuan (“RMB”), which is functional currency as being the primary currency of the economic environment in which its operations are conducted. In general, for consolidation purposes, the Company translates the subsidiary’s assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the

ASIA PACIFIC ENTERTAINMENT, INC.
(FORMERLY EPROMO.COM INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006
(Currency expressed in United States Dollars (“US$”))

NOTE－3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – cont’d

•	Foreign currencies translation-cont’d

balance sheet date, and the statement of operations is translated at average exchange rates during the reporting period.  Adjustments resulting from the translation of the subsidiary’s financial statements are recorded as accumulated other comprehensive income.

•	Fair value of financial instruments

The Company values its financial instruments as required by SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of amounts that the Company could realize in a current market exchange.

The Company’s financial instruments primarily include cash and cash equivalents, copy rights, and accounts payable.

As of the balance sheet date, the estimated fair values of financial instruments were not materially different from their carrying values as presented due to short maturities of these instruments.

•	Related Parties
Related parties, which can be a corporation, individual, investor or another entity are considered to be related if the party has the ability, directly or indirectly, to control the other party or exercise significant influence over the Company in making financial and operating decisions.  Companies are also considered to be related if they are subject to common control or common significant influence.  The Company has these relationships.

•	Fair Value Accounting

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”).  FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  The provisions of FAS 157 were adopted January 1, 2008.  In February 2008, the GASB staff issued Staff Position No. 157-2 “Effective Date of FASB Statement 157” (“FSP FAS 157-2”).  FSP FAS 157-2 delayed the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The provisions of FSP FAS 157-2 are effective for the Company’s fiscal year beginning January 1, 2009.  FAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy under FAS 157 are described below:

•	Fair Value Accounting-cont’d

Level 1        Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities

Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity)

As of December 31, 2007, the Company has no financial assets or liabilities.

•	Recently issued accounting standards

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its consolidated financial condition or the results of its consolidated operations.

In September 2006, the FASB issued SFAS No.157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 will be effective for the Company starting January 1, 2008. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company is currently evaluating the impact of SFAS 157 on its consolidated financial position, cash flows and results of operations.

On February 15, 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (“SFAS 159”). This standard permits an entity to measure financial instruments and certain other items at estimated fair value. Most of the provisions of SFAS No. 159 are elective; however, the amendment to FASB No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities that own trading and available-for-sale securities. The fair value option created by SFAS 159 permits an entity to measure eligible items at fair value as of specified election dates. The fair value option (a) may generally be applied instrument by instrument, (b) is irrevocable unless a new election date occurs, and (c) must be applied to the entire instrument and not to only a portion of the instrument. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity (i) makes that choice in the first 120 days of that year, (ii) has not yet issued financial statements for any interim period of such year, and (iii) elects to apply the provisions of FASB 157. Management is currently evaluating the impact of SFAS 159, if any, on the Company’s financial statements.

•	Recently issued accounting standards-cont’d

In December 2007, the FASB issued two new statements: (a.) SFAS No. 141 (revised 2007), Business Combinations, and (b.) No. 160, Noncontrolling Interests in Consolidated Financial Statements.  These statements are effective for fiscal years beginning after December 15, 2008 and the application of these standards will improve, simplify and converge internationally the accounting for business combinations and the reporting of noncontrolling interests in consolidated financial statements.  The Company is in the process of evaluating the impact, if any, on SFAS 141 (R) and SFAS 160 and does not anticipate that the adoption of these standards will have any impact on its consolidated financial statements.

(a.)  SFAS No. 141 (R) requires an acquiring entity in a business combination to : (i) recognize all (and only) the assets acquired and the liabilities assumed in the transaction, (ii) establish an acquisition-date fair value as the measurement objective for all assets acquired and the liabilities assumed, and (iii) disclose to investors and other users all of the information they will need to evaluate and understand the nature of, and the financial effect of, the business combination, and, (iv) recognize and measure the goodwill acquired in the business combination or a gain from a bargain purchase.

(b.)  SFAS No. 160 will improve the relevance, comparability and transparency of financial information provided to investors by requiring all entities to: (i) report noncontrolling (minority) interests in subsidiaries in the same manner, as equity but separate from the parent’s equity, in consolidated financial statements, (ii) net income attributable to the parent and to the non-controlling interest must be clearly identified and presented on the face of the consolidated statement of income, and (iii) any changes in the parent’s ownership interest while the parent retains the controlling financial interest in its subsidiary be accounted for consistently.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, “Disclosures about Derivative Instruments and Hedging Activities”, an amendment of FASB Statement No. 133 (“SFAS No. 161”).  The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows.  It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  The Company does not believe that SFAS No. 161 will have a material impact on its financial statements.

ASIA PACIFIC ENTERTAINMENT, INC.
(FORMERLY EPROMO.COM INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006
(Currency expressed in United States Dollars (“US$”))

NOTE－4	PREPAID EXPENSES

The balance of prepaid expenses represented the amount the Company paid in advance in connection with the dinner show projects, including the fees to music composition, score compilation, recording and story book. The prepaid expenses will be amortized on the straight-line basis over the life of the 2009 dinner show project, which is expected to be several months.

NOTE－5	CAPITAL TRANSACTIONS

1)
On May 23, 2007, the Company effected a one-for-forty (1:40) reverse stock split of the outstanding shares of the Company’s common stock.  The number of outstanding shares of the Company’s common stock was reduced from 32,928,590 to 823,219 shares and par value of its common stock was unchanged at $0.001.

2)	On May 30, 2007, the Company completed a stock exchange transaction with the equity owners of Si Jian and a total of 40,000,000 shares of common stock were issued.

3)
On July 12, 2007, pursuant to a convertible promissory note, dated June 3, 2005, the Company issued 305,260 shares of its common stock to convert a shareholders loan of $26,000 to equity, at a price of $0.085 per share.

4)
On August 30, 2007, pursuant to a convertible promissory note, dated March 1, 2005, the Company issued 3,400,000 shares of its common stock to convert a shareholders loan of $340,000 to equity, at a price of $0.10 per share.

5)	On December 11, 2007 a shareholder of the company paid expenses on behalf of the company. The payment was recorded as paid in capital.

NOTE－6	GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not established any source of revenue to cover its operating costs.  The Company will engage in very limited activities without incurring any liabilities that must be satisfied in cash until a source of funding is secured.  The Company will offer noncash consideration and seek equity lines as a means of financing its operations.  If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

NOTE – 7	INCOME TAXES

United States of America
The Company is registered in the State of Nevada and is subject to United States of America tax law.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

There is no provision for income taxes due to continuing losses.  At December 31, 2007, the Company has net operating loss carryforwards for tax purposes of approximately $34,455, which expire through 2027.  The Company has recorded a valuation allowance that fully offsets deferred tax assets arising from net operating loss carryforwards because the likelihood of the realization of the benefit cannot be established.

The PRC

The Company’s subsidiary, Si Jian is subject to taxes in the PRC.  Pursuant to the PRC Income Tax Laws, Si Jian is generally subject to enterprise income tax (“EIT”) at a statutory rate of 33% (30% national income tax plus 3% local income tax).  There is no provision for income taxes due to continuing losses.

NOTE - 8	RELATED PARTY TRANSACTIONS

A shareholder of the Company has paid expenses on behalf of the Company in exchange for a payable bearing no interest and due on demand.  Amounts payable to the shareholder at December 31, 2007 and 2006 were $138,317 and $169,253 respectively.